Autolus Therapeutics Reports First Quarter 2025 Financial Results and Business Updates May 8, 2025 at 7:00 AM EDT Company reports Q1 2025 AUCATZYL® net product revenue of $9.0 million U.K. Medicines and Healthcare products Regulatory Agency (MHRA) granted conditional marketing authorization for AUCATZYL® for the treatment of adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukemia (r/r B-ALL) Encouraging preliminary data reported in Phase 1 CARLYSLE trial in systemic lupus erythematosus (SLE); planned Phase 2 pivotal clinical trial in lupus nephritis (LN) and Phase 1 clinical trial in progressive forms of multiple sclerosis (MS) initiating before year-end 2025 Conference call to be held today at 08:30 am EDT/13:30 pm GMT: conference call participants should pre-register using the link at the bottom of this press release LONDON, May 08, 2025 (GLOBE NEWSWIRE) -- Autolus Therapeutics plc (Nasdaq: AUTL), an early commercial-stage biopharmaceutical company developing, manufacturing and delivering next-generation programmed T cell therapies, announces its operational and financial results for the first quarter ended March 31, 2025. “We had a great first quarter of launch and are highly encouraged by physician enthusiasm for AUCATZYL in the U.S. We believe this speaks to the product profile and significant unmet need for patients,” said Dr. Christian Itin, Chief Executive Officer of Autolus. “Building on that momentum in the U.S., we recently obtained marketing authorization from the UK’s MHRA, and we are working in collaboration with National Institute for Health and Care Excellence (NICE) to bring this much-needed therapy to patients in the UK. Our goal to expand into new markets is underpinned by our proprietary manufacturing and commercial infrastructure which has positioned us for strong execution.” “In the second quarter we are planning to share longer-term follow-up data from the FELIX study, and in the second half of the year we plan to announce data from the pediatric PY1 trial. Building on strong data with obe-cel in r/r B-ALL, we are looking beyond ALL and recently highlighted at an R&D investor event our potential for value creation driven by obe-cel in autoimmune diseases, including lupus nephritis (LN) and multiple sclerosis (MS). Supporting our plans to pursue LN, we reported encouraging early clinical data that show obe-cel’s potential to treat advanced and relapsed lupus patients. We have aligned with the U.S. Food and Drug Administration (FDA) on a compact Phase 2 trial design and potential registrational path to approval and we look forward to dosing the first patient in the Phase 2 trial before year-end.” Key updates and anticipated milestones: AUCATZYL® Launch Autolus reported Q1 2025 net product sales of $9.0 million. The Company has 39 centers fully activated in the U.S. as of May 7, 2025.  Patient access to AUCATZYL continues to increase, with coverage secured for approximately 90% of total U.S. medical lives. On April 1, 2025, the Centers for Medicare and Medicaid Services (CMS) included AUCATZYL in their published Healthcare Common Procedure Coding System (HCPCS) coding determinations and Hospital Outpatient Prospective Payment System (OPPS) payment rates, formalizing reimbursement for patients on government programs. The CMS policy splits the therapeutic dose of AUCATZYL into two administrations for coding and billing purposes. The Company is working with the treatment centers on implementing the coding and payment policy from CMS and is assessing any potential impact on the timing of revenue recognition. On April 25, 2025, the UK Medicines and Healthcare products Regulatory Agency (MHRA) granted conditional marketing authorization for AUCATZYL® (obecabtagene autoleucel) for the treatment of adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukemia (r/r B-ALL). The Company will work with  the National Institute for Health and Care Excellence (NICE) on patient access to therapy and a meeting is planned for May 2025. Obe-cel is under regulatory review in the EU and the Company expects to receive notification of approval status from the European Medicines Agency (EMA) in the second half of 2025.  Obe-cel in lupus nephritis (LN) Preliminary data from the Phase 1 dose confirmation clinical trial (CARLYSLE) in refractory systemic lupus erythematosus (SLE) patients were reported on April 23, 2025, and support progressing into a planned Phase 2 Ex-99.1 pivotal study. Out of six patients in the cohort, three patients had complete renal response, all by month three. Complement normalized in all patients by month one. Rash, alopecia and mucosal ulcers resolved by month three and arthritis resolved by month one in all patients. Data show high peak expansion and deep B cell aplasia consistent with known obe-cel characteristics in oncology indications. No dose limiting toxicities (DLTs) or immune effector cell-associated neurotoxicity syndrome (ICANS) were observed in the study to date. Grade one cytokine release syndrome (CRS) was observed in three out of six patients. Hypertension, a typical sign of advanced lupus nephritis, pre-existed in three patients. On study, five of six patients experienced a transient hypertension, including Grade 3, well managed by anti-hypertensive agents. The Company has aligned with U.S. Food and Drug Administration (FDA) on the Phase 2 trial design and potential registrational path to approval and anticipates dosing the first patient in a Phase 2 trial before the end of 2025.   Full data with longer term follow-up from the Phase 1 CARLYSLE clinical trial is targeted for presentation at a medical conference in the second half of 2025.   Obe-cel in progressive MS  Autolus plans to advance obe-cel into clinical development in progressive MS. The Company expects to dose its first patient in a Phase 1 dose escalation study by year-end 2025.   Early-stage pipeline programs and collaborations support longer-term growth Autolus’ translational programs with UCL continue to fuel its early-stage pipeline, providing a cost-efficient path to development. Summary of Anticipated News Flow:      ALL: FELIX clinical trial longer-term follow up Mid-Year ALL: Notification from EU EMA regarding approval in r/r adult ALL  H2 2025  ALL: PY01 trial in pediatric ALL first clinical data  H2 2025  SLE: Phase 1 CARLYSLE trial presentation at medical conference  H2 2025  LN: Expect to dose first patient in Phase 2 trial  By year-end 2025  MS: Expect to dose first patient in Phase 1 trial in progressive MS  By year-end 2025  ALA: Expect to dose first patient in Phase 1 trial in AL amyloidosis By year-end 2025       ALL: adult lymphoblastic leukemia   SLE: systemic lupus erythematosus   LN: lupus nephritis   MS: multiple sclerosis   ALA: light-chain amyloidosis   Financial Results for the Quarter Ended March 31, 2025 Product revenue, net for the three months ended March 31, 2025 was $9.0 million. Cost of sales for the three months ended March 31, 2025 totaled $18.0 million. This amount includes the cost of all commercial product delivered to the authorized treatment centers, including product delivered but not yet recorded as product revenue which is captured as deferred revenue. Additionally, cost of sales includes any cancelled orders in the period, patient access program product, and 3rd party royalties for certain technology licenses. Research and development expenses decreased from $30.7 million to $26.7 million for the three months ended March 31, 2025, compared to the same period in 2024. This change was primarily due to commercial manufacturing related employee and infrastructure cost shifting to cost of sales and inventory, partially offset by an increase in obe-cel clinical trial and supply costs. Selling, general and administrative expenses increased from $18.2 million to $29.5 million for the three months ended March 31, 2025, compared to the same period in 2024. This increase was primarily due to salaries and other employment-related costs, driven by increased headcount supporting U.S. commercialization activities. Loss from operations for the three months ended March 31, 2025 was $65.2 million, as compared to $38.8 million for the same period in 2024. Net loss was $70.2 million for the three months ended March 31, 2025, compared to $52.7 million for the same period in 2024. Basic and diluted net loss per ordinary share for the three months ended March 31, 2025, totaled $(0.26), compared to basic and diluted net loss per ordinary share of $(0.24) for the same period in 2024. Cash, cash equivalents and marketable securities at March 31, 2025, totaled $516.6 million, as compared to $588.0 million at December 31, 2024. The decrease was primarily driven by net cash used in operating and investing activities and impacted by a delayed cash receipt of approximately $20 million in R&D tax credit expected from the UK HMRC.   Autolus estimates that, with its current cash and cash equivalents and marketable securities, the Company is well capitalized to drive the launch and commercialization of obe-cel in r/r B-ALL and to obtain data in the LN pivotal trial and MS Phase 1 trial.

Financial Results for the Period Ended March 31, 2025
Selected Consolidated Balance Sheet Data
(In thousands)

		March 31 2025		December 31 2024
Assets				
Cash and cash equivalents	$	95,799	$	227,380
Marketable securities - Available-for-sale debt securities	$	420,776	$	360,643
Total current assets	$	615,773	$	660,929
Total assets	$	746,338	$	782,725
Liabilities and shareholders' equity				
Total current liabilities	$	66,615	$	60,743
Total liabilities	$	375,230	$	355,400
Total shareholders' equity	$	371,108	$	427,325

Selected Consolidated Statements of Operations and Comprehensive Loss Data
(In thousands, except share and per share amounts)

	Three months ended March 31,			
		2025		2024
Product revenue, net	$	8,982	$	—
License revenue		—		10,091
Cost and operating expenses:				
Cost of sales		(17,951)		—
Research and development expenses, net		(26,734)		(30,671)
Selling, general and administrative expenses		(29,534)		(18,177)
Loss on disposal of property and equipment		(3)		—
Loss from operations		(65,240)		(38,757)
Total other expenses, net		(2,696)		(13,941)
Net loss before income tax		(67,936)		(52,698)
Income tax (expense) benefit		(2,225)		8
Net loss attributable to ordinary shareholders		(70,161)		(52,690)
Other comprehensive income, net of tax		11,068		58
Total comprehensive loss	$	(59,093)	$	52,632)
Basic and diluted net loss per ordinary share	$	(0.26)	$	(0.24)
Weighted-average basic and diluted ordinary shares		266,126,548		222,170,707

Conference Call

Management will host a conference call and webcast today at 8:30am EDT/13:30pm BST to discuss the company's financial results. Conference call participants should pre-register using this link to receive the dial-in numbers and a personal PIN, which are required to access the conference call. A simultaneous audio webcast and replay will be accessible on the events section of Autolus' website at https://www.autolus.com/investor-relations-media/events/.

About Autolus Therapeutics plc

Autolus Therapeutics plc (Nasdaq: AUTL) is an early commercial biopharmaceutical company developing, manufacturing and delivering next-generation T cell therapies for the treatment of cancer and autoimmune disease. Using a broad suite of proprietary and modular T cell programming technologies, Autolus is engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize target cells, break down their defense mechanisms and eliminate these cells. Autolus has an FDA approved product, AUCATZYL, and a pipeline of product candidates in development for the treatment of hematological malignancies, solid tumors and autoimmune diseases. For more information, please visit www.autolus.com

About obe-cel FELIX clinical trial

Autolus' Phase 1b/2 clinical trial of obe-cel enrolled adult patients with r/r B-precursor ALL. The trial had a Phase 1b component prior to proceeding to the single arm, Phase 2 clinical trial. The primary endpoint in the pivotal cohort was overall response rate, and the secondary endpoints included duration of response, MRD negative complete remission rate and safety. The trial enrolled over 100 patients across 30 of the leading academic and non-academic centers in the United States, United Kingdom and Europe. [NCT04404660]

About AUCATZYL® (obecabtagene autoleucel, obe-cel, AUTO1)

AUCATZYL is a B-lymphocyte antigen CD19 (CD19) chimeric antigen receptor (CAR) T cell therapy designed to overcome the limitations in clinical activity and safety compared to current CD19 CAR T cell therapies. AUCATZYL is designed with a fast target binding off-rate to minimize excessive activation of the programmed T cells. AUCATZYL was approved by the FDA for the treatment of adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukemia on November 8, 2024, and was granted marketing authorization by the MHRA in the UK on April 25, 2025. In the EU, a regulatory submission to the EMA for AUCATZYL was accepted in April 2024. INDICATION AUCATZYL® is a CD19-directed genetically modified autologous T cell immunotherapy indicated for the treatment of adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukemia (ALL). IMPORTANT SAFETY INFORMATION WARNING: CYTOKINE RELEASE SYNDROME, NEUROLOGIC TOXICITIES, and SECONDARY HEMATOLOGICAL MALIGNANCIES Cytokine Release Syndrome (CRS) occurred in patients receiving AUCATZYL. Do not administer AUCATZYL to patients with active infection or inflammatory disorders. Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage CRS. Immune Effector Cell-Associated Neurotoxicity Syndrome (ICANS), including fatal and life-threatening reactions, occurred in patients receiving AUCATZYL, including concurrently with CRS or after CRS resolution. Monitor for neurologic signs and symptoms after treatment with AUCATZYL. Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage neurologic toxicities. Provide supportive care and/or corticosteroids, as needed. T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies. WARNINGS AND PRECAUTIONS Cytokine Release Syndrome (CRS) Cytokine Release Syndrome (CRS) occurred following treatment with AUCATZYL. CRS was reported in 75% (75/100) of patients including Grade 3 CRS in 3% of patients. The median time to onset of CRS was 8 days following the first infusion (range: 1 to 23 days) with a median duration of 5 days (range: 1 to 21 days). The most common manifestations of CRS included fever (100%), hypotension (35%), and hypoxia (19%). Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage CRS. During and following treatment with AUCATZYL, closely monitor patients for signs and symptoms of CRS daily for at least 14 days at the healthcare facility following the first infusion. Continue to monitor patients for CRS for at least 4 weeks following each infusion with AUCATZYL. Counsel patients to seek immediate medical attention should signs or symptoms of CRS occur at any time. At the first sign of CRS, immediately evaluate the patient for hospitalization and institute treatment with supportive care based on severity and consider further management per current practice guidelines. Neurologic Toxicities Neurologic toxicities including Immune Effector Cell-associated Neurotoxicity Syndrome (ICANS), which were fatal or life-threatening, occurred following treatment with AUCATZYL. Neurologic toxicities were reported in 64% (64/100) of patients, including Grade ≥ 3 in 12% of patients. The median time to onset of neurologic toxicities was 10 days (range: 1 to 246 days) with a median duration of 13 days (range: 1 to 904 days). Among patients with neurologic toxicities, the most common symptoms (> 5%) included ICANS (38%), headache (34%), encephalopathy (33%), dizziness (22%), tremor (13%), anxiety (9%), insomnia (9%), and delirium (8%). Immune Effector Cell-associated Neurotoxicity Syndrome (ICANS) ICANS events occurred in 24% (24/100) of patients, including Grade ≥ 3 in 7% (7/100) of patients. Of the 24 patients who experienced ICANS, 33% (8/24) experienced an onset after the first infusion, but prior to the second infusion of AUCATZYL. The median time to onset for ICANS events after the first infusion was 8 days (range: 1 to 10 days) and 6.5 days (range: 2 to 22 days) after the second infusion, with a median duration of 8.5 days (range: 1 to 53 days). Eighty-eight percent (21/24) of patients received treatment for ICANS. All treated patients received high-dose corticosteroids and 42% (10/24) of patients received anti-epileptics prophylactically. Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage ICANS. Counsel patients to seek medical attention should signs or symptoms of neurologic toxicity/ ICANS occur. At the first sign of Neurologic Toxicity /ICANS, immediately evaluate patients for hospitalization and institute treatment with supportive care based on severity and consider further management per current practice guidelines. Effect on Ability to Drive and Use Machines Due to the potential for neurologic events, including altered mental status or seizures, patients receiving AUCATZYL are at risk for altered or decreased consciousness or coordination in the eight weeks following AUCATZYL infusion or until resolution of the neurological event by the treating physician. Advise patients to refrain from driving and engaging in hazardous occupations or activities, such as operating heavy or potentially dangerous machinery, during this initial period. Prolonged Cytopenias Patients may exhibit cytopenias including anemia, neutropenia, and thrombocytopenia for several weeks after treatment with lymphodepleting chemotherapy and AUCATZYL. In patients who were responders to AUCATZYL, Grade ≥ 3 cytopenias that persisted beyond Day 30 following AUCATZYL infusion were observed in 71% (29/41) of patients and included neutropenia (66%, 27/41) and thrombocytopenia (54%, 22/41). Grade 3 or higher cytopenias that persisted beyond Day 60 following AUCATZYL infusion was observed in 27% (11/41) of patients and included neutropenia (17%, 7/41) and thrombocytopenia (15%, 6/41). Monitor blood counts after AUCATZYL infusion. Infections

Severe, including life-threatening and fatal infections occurred in patients after AUCATZYL infusion. Non-COVID-19 infections of all grades occurred in 67% (67/100) of patients. Grade 3 or higher non-COVID-19 infections occurred in 41% (41/100) of patients. AUCATZYL should not be administered to patients with clinically significant active systemic infections. Monitor patients for signs and symptoms of infection before and after AUCATZYL infusion and treat appropriately. Administer prophylactic antimicrobials according to local guidelines. Grade 3 or higher febrile neutropenia was observed in 26% (26/100) of patients after AUCATZYL infusion and may be concurrent with CRS. In the event of febrile neutropenia, evaluate for infection and manage with broad-spectrum antibiotics, fluids, and other supportive care as medically indicated. Viral reactivation, potentially severe or life-threatening, can occur in patients treated with drugs directed against B cells. There is no experience with manufacturing AUCATZYL for patients with a positive test for human immunodeficiency virus (HIV) or with active hepatitis B virus (HBV) or active hepatitis C virus (HCV). Perform screening for HBV, HCV and HIV in accordance with clinical guidelines before collection of cells for manufacturing. Hypogammaglobulinemia Hypogammaglobulinemia and B-cell aplasia can occur in patients after AUCATZYL infusion. Hypogammaglobulinemia was reported in 10% (10/100) of patients treated with AUCATZYL including Grade 3 events in 2 patients (2%). Immunoglobulin levels should be monitored after treatment with AUCATZYL and managed per institutional guidelines including infection precautions, antibiotic or antiviral prophylaxis, and immunoglobulin replacement. The safety of immunization with live viral vaccines during or following treatment with AUCATZYL has not been studied. Vaccination with live viral vaccines is not recommended for at least 6 weeks prior to the start of lymphodepleting chemotherapy treatment, during AUCATZYL treatment, and until immune recovery following treatment with AUCATZYL. Hemophagocytic Lymphohistiocytosis/Macrophage Activation Syndrome (HLH/MAS) HLH/MAS including fatal and life-threatening reactions occurred after treatment with AUCATZYL. HLH/MAS was reported in 2% (2/100) of patients and included Grade 3 and Grade 4 events with a time of onset at Day 22 and Day 41, respectively. One patient experienced a concurrent ICANS events after AUCATZYL infusion and died due to sepsis with ongoing HLH/MAS that had not resolved. Administer treatment for HLH/MAS according to institutional standards. Hypersensitivity Reactions Serious hypersensitivity reactions, including anaphylaxis, may occur due to dimethyl sulfoxide (DMSO), an excipient used in AUCATZYL. Observe patients for hypersensitivity reactions during and after AUCATZYL infusion. Secondary Malignancies Patients treated with AUCATZYL may develop secondary malignancies. T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies. Mature T cell malignancies, including CAR-positive tumors, may present as soon as weeks following infusion, and may include fatal outcomes. Monitor lifelong for secondary malignancies. In the event that a secondary malignancy occurs, contact Autolus at 1-855-288-5227 for reporting and to obtain instructions on the collection of patient samples for testing. Adverse Reactions The safety of AUCATZYL was evaluated in the FELIX study in which 100 patients with relapsed or refractory B-cell acute lymphoblastic leukemia (B-ALL) received AUCATZYL at a median dose of 410 × 106 CD19 CAR-positive viable T cells (range: 10 to 480 × 106 CD19 CAR-positive viable T cells with 90% of patients receiving the recommended dose of 410 × 106 +/- 25%). The most common serious adverse reactions of any Grade (incidence ≥ 2%) included infections-pathogen unspecified, febrile neutropenia, ICANS, CRS, fever, bacterial infectious disorders, encephalopathy, fungal infections, hemorrhage, respiratory failure, hypotension, ascites, HLH/MAS, thrombosis and hypoxia. Nine patients (9%) experienced fatal adverse reactions which included infections (sepsis, pneumonia, peritonitis), ascites, pulmonary embolism, acute respiratory distress syndrome, HLH/MAS and ICANS. Of the 9 patients, five patients who died from infections had pre-existing and ongoing neutropenia prior to receiving bridging therapy, lymphodepletion chemotherapy treatment and/or AUCATZYL. Please see full Prescribing Information, including BOXED WARNING and Medication Guide. Forward-Looking Statements   This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as "may," "will," "could," "expects," "plans," "anticipates," and "believes." These statements include, but are not limited to, statements regarding the therapeutic potential and expected clinical benefits of AUCATZYL/obe-cel (obecabtagene autoleucel) for adult patients with r/r B-ALL and obe-cel in additional indications including LN and progressive MS; Autolus’ ability to generate revenues from AUCATZYL, which is dependent upon maintaining significant market acceptance among physicians, patients and healthcare payors; the effect of payor reimbursement determinations and other market conditions on Autolus’ ability to recognize revenue from AUCATZYL sales; Autolus’ ability to obtain and maintain regulatory approval for obe-cel for adult r/r B-ALL in additional territories and the timing thereof; expectations regarding the commercialization and marketing of AUCATZYL for adult r/r B-ALL, including expanding into additional territories and the related timing of reaching patients in such territories; the development of obe-cel in autoimmune indications and of additional product candidates, including statements regarding the initiation, timing, progress and the results of clinical studies or trials and related preparatory work; the period during which the results of clinical studies or trials will become available; commercialization, marketing and manufacturing capabilities and strategy for AUCATZYL; the timing or likelihood of regulatory filings and approvals for product candidates, along with regulatory developments in the US, EU, the UK and other foreign countries; size and growth potential of the markets for AUCATZYL and product candidates, if approved; and estimates regarding expenses, future revenue, capital requirements and needs for additional financing. Any forward- looking statements are based on management's current views and assumptions and involve risks and uncertainties that could cause actual results, performance, or events to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, the risks that the impact of worsening macroeconomic conditions on Autolus’ business, financial position, strategy and anticipated milestones, including Autolus’ ability to conduct ongoing and planned clinical trials; Autolus’ ability to obtain a clinical supply of current or future product candidates or commercial supply of AUCATZYL or any future approved products; Autolus’ ability to obtain and maintain regulatory approval of its product candidates, including AUCATZYL and potential expansions into additional indications; Autolus’ ability and plans in continuing to establish and expand a commercial infrastructure in the US and to successfully launch, market and sell AUCATZYL and any future approved products; Autolus’ ability to successfully expand the approved indications for AUCATZYL or obtain marketing approval for AUCATZYL in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Autolus’ ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; the risk that Autolus’ preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the results of early clinical trials are not always being predictive of future results; the cost, timing and results of clinical trials; that many product candidates do not become approved drugs on a timely or cost effective basis or at all; and possible safety and efficacy concerns. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Autolus’ actual results to differ from those contained in the forward-looking statements, see the section titled "Risk Factors" in Autolus' Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 20, 2025 as well as discussions of potential risks, uncertainties, and other important factors in Autolus' subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Autolus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing Autolus’ views as of any date subsequent to the date of this press release.    Contact:   Amanda Cray  +1 617-967-0207  a.cray@autolus.com  Olivia Manser  +44 7780 471 568  o.manser@autolus.com